Exhibit (a)(2)

THE HENSSLER FUNDS, INC.

ARTICLES SUPPLEMENTARY

The Henssler Funds, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

SECOND:  Under a power contained in Article IV, Section 1 of the Articles of Incorporation of the Corporation (the “Charter”) and pursuant to Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation, by resolutions duly adopted, reclassified One Hundred Million (100,000,000) shares of The Henssler Equity Fund, a series of the Corporation, into the following new classes, designated as follows:

Series	Class Designation	Number of Authorized Shares
The Henssler Equity Fund	Investor Class	50,000,000
The Henssler Equity Fund	Institutional Class	50,000,000

The shares of each of the foregoing classes have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of or rights to require redemption of shares of Common Stock as set forth in the Charter generally.

THIRD:  The shares of the Corporation reclassified pursuant to Article Second of these Articles Supplementary have been reclassified by the Board of Directors under the authority contained in Article IV, Section 1 of the Charter.

FOURTH:  Immediately prior to the foregoing reclassification and designation of shares of Common Stock, the Corporation had authority to issue Five Hundred Million (500,000,000) shares of Common Stock, par value $0.0001 per share, having an aggregate par value of Fifty Thousand Dollars ($50,000), classified and designated as follows:

Series	Class Designation	Number of Authorized Shares	Aggregate Par Value
The Henssler Equity Fund	Unclassified	100,000,000	$10,000
Unclassified		400,000,000	$40,000

FIFTH:  After the reclassification and designation of the shares of Common Stock pursuant to these Articles Supplementary, the Corporation has Five Hundred Million (500,000,000) shares of Common Stock, par value $0.0001 per share, having an aggregate par value of Fifty Thousand Dollars ($50,000), classified and designated as follows:

Series	Class Designation	Number of Authorized Shares	Aggregate Par Value
The Henssler Equity Fund	Investor Class	50,000,000	$5,000
The Henssler Equity Fund	Institutional Class	50,000,000	$5,000
Unclassified		400,000,000	$40,000

SIXTH:  These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.  These Articles Supplementary do not increase the total number of authorized shares of Common Stock of the Corporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, THE HENSSLER FUNDS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and attested to by its Principal Financial Officer this 27th day of May, 2011.

THE HENSSLER FUNDS, INC.
		By:	/s/ Gene W. Henssler
Gene W. Henssler
President

Attest:	/s/ Patricia T. Henssler
Patricia T. Henssler Principal Financial Officer

THE UNDERSIGNED, President of THE HENSSLER FUNDS, INC., who executed on behalf of said corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties for perjury.

/s/ Gene W. Henssler
Gene W. Henssler President